Exhibit 4.13

STRATEGIC INVESTMENT AGREEMENT

AMONG

SHANXI DONGHUI GROUP INVESTMENT CO., LTD.

QINGDAO MISSFRESH E-COMMERCE CO., LTD.

AND

MISSFRESH LIMITED

JULY 2022

Strategic Investment Agreement

This Strategic Investment Agreement (this “Agreement”), dated July 14, 2022, is entered into in Beijing, the People’s Republic of China (the “PRC”) by and among Shanxi Donghui Group Investment Co., Ltd., a limited liability company duly incorporated and validly existing under the laws of the PRC with a unified social credit code of *** (“Party A”); Qingdao Missfresh E-Commerce Co., Ltd., a limited liability company duly incorporated and validly existing under the laws of PRC with a unified social credit code of *** (“Party B1”); and Missfresh Limited, a company incorporated in the Cayman Islands (“Party B2”).

Party A, Party B1 and Party B2 shall be hereinafter referred to individually as a “Party” and collectively as the “Parties”. Party B1 and Party B2 shall be hereinafter referred to collectively as “Party B”.

WHEREAS:

1.

Party A, its affiliates and their respective onshore and offshore subsidiaries and branches (collectively, the “Strategic Investor”) are multinational businesses engaged in diversified sectors including without limitation modern agriculture, energy, and tourism.

2.

Party B1, Party B2 and their respective onshore and offshore subsidiaries and branches (collectively, the “Group Companies”) are engaged in online and offline sales of fresh consumer goods (the “Main Business”).

3.

The Parties agree to enter into strategic cooperation to leverage the strengths of each of the Parties after friendly consultations and under the principles of equality, mutual benefit and strength complementation, whereby the Strategic Investor agrees to make to the Group Companies, the Group Companies agree to accept from the Strategic Investor, strategic investment under the terms and conditions set forth herein.

NOW, THEREFORE, the Parties agree as follows in accordance with the PRC Civil Code, the PRC Company Law and other applicable laws and regulations with respect to the investment in the Group Companies by the Strategic Investor:

Article 1Strategic Cooperation

The Parties, in response to the rural revitalization initiative of the PRC government, shall leverage Party A’s strengths in upstream resources and Party B2’s strengths in downstream sales platform to conduct comprehensive strategic cooperation in brand agriculture, customized agriculture, digital agriculture and agricultural products supply chain finance by jointly offering high-quality, branded agricultural products and building up a digital agricultural ecosystem.

Article 2Strategic Investment

2.1Amount of the Earnest Payment

Party A agrees to provide Party B1 with RMB two hundred million (RMB 200,000,000) (the “Earnest Payment”) in accordance with the terms and conditions of this Agreement as the earnest payment for the strategic investment set forth in Article 2.3.

2.2Payment of the Earnest Payment

Party A shall pay the Earnest Payment to the following account designated by Party B1 within three (3) business days after this Agreement becomes effective:

Account Name: Qingdao Missfresh E-Commerce Co., Ltd.

Account: ***

Opening Bank: ***

2.3Within twelve (12) months from the date of this Agreement, the Strategic Investor shall use its reasonable best efforts to complete all registrations and/or filings with the competent government agencies necessary for its investment in Party B2 (the “Outbound Investment Procedures”, which shall be specified in Appendix 1). Upon completion of the Outbound Investment Procedures, the Strategic Investor shall subscribe for 298,507,463 shares of Class B common shares of Party B2 under applicable laws and regulations at the price of RMB*** per common share (or US$*** per American Depository Share (“ADS”), with one ADS equivalent to 3 common shares, at the exchange rate of RMB6.7 against one U.S. dollar with reference to the middle price of the applicable exchange rate of RMB6.73 against one U.S. dollar published by the People’s Bank of China on July 12, 2022) (the “Investment Price”). For the avoidance of doubt, the aforesaid investment shall be subject to completion of all necessary procedures in compliance with relevant laws and regulations (including without limitation, requirements of the listing rules applicable to Party B2). Party B will actively assist the Party A in completing the necessary procedures and Party A shall make its best efforts to take all necessary measures to complete such procedures. Party B shall return the entire Earnest Payment to Party A within five (5) days after the Strategic Investor provides Party B with documents evidencing the completion of all procedures of the Outbound Investment, and the Strategic Investor shall pay to Party B2 the total Investment Price within five (5) days after its receipt of the returned Earnest Payment.

2.4If the Strategic Investor fails to complete Outbound Investment Procedures within twelve (12) months from the date of this Agreement, the Strategic Investor shall automatically no longer be obligated to make investment in Party B2. Party B1 shall, within three (3) months after the expiration of the aforesaid twelve (12) month period, return to Party A the Earnest Payment along with any interest accrued thereupon at the annualized interest rate of ***%.

2.5After Party A and its affiliates have completed the procedures of Outbound Investment and Party B2 has received the full investment amount paid by Party A or its affiliate, Party A shall have the right to appoint two directors and recommend one independent director to Party B2. Party B2 shall use its best reasonable efforts to complete all necessary registration and/or filing formalities of the aforesaid director and independent director.

2.6After the Strategic Investor has completed the Outbound Investment Procedures and Party B2 has received the full investment amount from the Strategic invstor, Party A shall have the right to nominate one person experienced in serving as CFO in U.S. listed companies as candidate for CFO of Party B2, which nomination shall be subject to determination of the nomination committee and the board of directors of Party B2.

Article 3Representations and Warranties

3.1Representations and Warranties of Party A

Party A hereby represents to Party B as follows and warrants that the representations are true and accurate:

(1)

Party A is a company duly incorporated and validly existing under the laws of the place where it is registered, and have all requisite approvals, licenses, consents and filings for its ongoing formation and operation.

(2)

Party A has the right to execute and perform this Agreement. Party A’s execution and performance of this Agreement are in compliance with its articles of association or other constitutional documents, and Party A has obtained all necessary and proper approvals and authorizations for its execution and performance of this Agreement.

(3)	Party A’s execution and performance of this Agreement will not violate any of its agreements or documents entered into with or commitment made to any third party.

(4)	This Agreement constitutes Party A’s legal, valid, and binding obligations enforceable against it in accordance with its terms.

3.2Representations and Warranties of Party B

Party B hereby represents to Party A as follows and warrants that the representations are true and accurate:

(1)

Party B has the right to execute and perform this Agreement. Party B’s execution and performance of this Agreement are in compliance with its articles of association or other constitutional documents, and Party B has obtained all necessary and proper approvals and authorizations for its execution and performance of this Agreement.

(2)	Party B’s execution and performance of this Agreement will not violate any of its agreements or documents entered into with or commitment made to any third party.

(3)	This Agreement constitutes Party B’s legal, valid, and binding obligations enforceable it in accordance with its terms.

(4)	With respect to the assets of Party B, there is no lawsuit, arbitration, administrative investigation or other dispute filed and pending for resolution.

Article 4Liabilities for Breach of Contract

4.1Any Party shall be in breach of this Agreement if such Party (the “Defaulting Party”):

(1)	Is found that any of its representations or warranties under this Agreement is untrue, inaccurate or misleading in any material respect; or

(2)	Is in breach of any of its other obligations under this Agreement.

4.2Upon occurrence of any of the events set forth under Article 4.1, the non-defaulting Party shall have the right to hold the Defaulting Party liable for any loss actually incurred by the non-defaulting Party.

Article 5Force Majeure

5.1No Party shall be held liable for any loss incurred by the other Parties arising from its failure or delay in performing any obligation under this Agreement due to Force Majeure. If an event of Force Majeure occurs, the affected Party shall immediately notify the other Parties with valid document (s) evidencing such occurrence within fifteen (15) days after the occurrence of such event. The Party encountering such event shall take active and effective measures to reduce the losses incurred upon the other Parties arising from its failure or delay in performing any obligation under this Agreement. The period of such failure or delay shall be consistent with duration of the applicable Force Majeure event.

5.2For the purpose of this Agreement, “Force Majeure” shall mean any and all events that are unforeseeable by the Parties at the time of execution of this Agreement which occurrence and consequences are unpreventable or unavoidable, and any other event expressly provided under applicable PRC laws.

Article 6Governing Law and Dispute Resolution

6.1This Agreement shall be governed by and construed in accordance with the PRC laws.

6.2Any dispute arising from or in connection with this Agreement shall be submitted to Beijing Arbitration Committee for arbitration in accordance with its arbitration rules. The arbitral award shall be final and binding upon both Parties.

Article 7Confidentiality

7.1Unless otherwise provided in this Agreement, each of the Parties shall use its best efforts to keep confidential all technical or business information of any form obtained by it in connection with its performance of this Agreement, including without limitation anything under this Agreement and any other potential cooperation and transaction between the Parties. The employees, agents and advisors of any Party shall be restricted from accessing such information unless such access is necessary for due performance of their obligations under this Agreement.

7.2The restriction provided under Article 7.1 shall not apply to any information that:

(1)	Has been available to the public upon its disclosure;

(2)	has become available to the public upon its disclosure without fault of the receiving Party;

(3)	there is proof evidencing that such information has been obtained by the receiving Party prior to the disclosure with, and such obtaining is not made directly or indirectly from any other Party;

(4)

any Party is obliged to disclose to the competent government department and stock exchange under applicable laws, or will disclose to its legal and financial advisors in its ordinary course of business.

7.3This Article 7 shall survive any amendment, termination or expiration of this Agreement.

Article 8Notice

8.1All notices or correspondences made between the Parties under this Agreement shall be in writing and delivered to the other Parties by courier, post or electronic mail to the following address:

(1)	To Party A:

Address: ***

Attention: ***

Phone: ***

Email: ***

(2)	To Party B1 and Party B2:

Address: ***

Attention: ***

Phone: ***

Email: ***

8.2Any notice, document or e-mail shall be deemed to have been duly received:

(1)	if by courier, on the next day after the notice is delivered to the courier service provider;

(2)	if by post, on the fifth (5th) day after the notice is posted; and

(3)	if by e-mail, upon receipt by the sender of the message automatically sent by the e-mail system or the recipient’s reply.

Article 9Amendment, Termination and Assignment

This Agreement may be amended or terminated upon agreement of the Parties in writing. No Party may unilaterally amend, modify or terminate this Agreement.

Article 10Miscellaneous

10.1This Agreement shall become effective upon signature and affixture of seal hereupon by the Parties.

10.2 Without prior written consent of the other Parties, no Party shall assign or transfer any of its obligations under this Agreement.

10.3Should any one or several provisions of this Agreement be held invalid under any applicable Law, the validity, legality and enforceability of the other provisions of this Agreement shall not be affected. The Parties shall immediately replace the foregoing invalid, illegal or unenforceable provision with legal, valid and enforceable provision which has the closest intention of such replaced provision.

10.4This Agreement shall be made in three copies with each Party holding one thereof, and each copy shall have the same legal effect.

(No text below)

(Signature page of the Strategic Investment Agreement)

For and on behalf of Party A:

Shanxi Donghui Group Investment Co., Ltd. (Seal)
/s/ Shanxi Donghui Group Investment Co., Ltd.

By:	/s/ Qiang Nan
Name:	Qiang Nan
Title:	Legal Reprehensive

(Signature page of the Strategic Investment Agreement)

For and on behalf of Party B1:

Qingdao Missfresh E-Commerce Co., Ltd. (Seal)
/s/ Qingdao Missfresh E-Commerce Co., Ltd.

By:	/s/ Qi Guo
Name:	Qi Guo
Title:	Legal Reprehensive

(Signature page of the Strategic Investment Agreement)

For and on behalf of Party B2:

Missfresh Limited (Seal)

By:	/s/ Zheng Xu
Name:	Zheng Xu
Title:	CEO

Appendix 1

Flow Chart for Declaration of Outbound Direct Investment (ODI) by Domestic
Enterprise (for businesses incorporated in Beijing)